AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1997
                                                      REGISTRATION NO. 33-38152
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ---------------------

                     POST-EFFECTIVE AMENDMENT NO. 10

                                      TO

                                   FORM S-2

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  CALIFORNIA                                  95-0615250
 (STATE OR OTHER JURISDICTION OF INCORPORATION   (I.R.S. EMPLOYER IDENTIFICATION NO.)
               OR ORGANIZATION)

                               ----------------

                            2601 S. EASTERN AVENUE
                         LOS ANGELES, CALIFORNIA 90040
                                (213) 723-7476
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                     ROBERT M. LING, JR., GENERAL COUNSEL
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                            2601 S. EASTERN AVENUE
                         LOS ANGELES, CALIFORNIA 90040
                                (213) 723-7476
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,

                INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                   COPY TO:

                              JOHN D. HUSSEY

                 SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

                          333 SOUTH HOPE STREET

                                48TH FLOOR

                      LOS ANGELES, CALIFORNIA 90071

                              (213) 617-4112

                               ----------------

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [X]

  IF THE REGISTRANT ELECTS TO DELIVER ITS LATEST ANNUAL REPORT TO SECURITIES HOLDERS, OR A COMPLETE AND LEGIBLE FACSIMILE THEREOF, PURSUANT TO ITEM 11(A)(1) OF THIS FORM, CHECK THE FOLLOWING BOX. [X]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                          23,800 CLASS A SHARES

                          126,550 CLASS B SHARES

  This Prospectus relates to the issuance of Class A Shares to such persons or entities who from time to time may be accepted as new member-patrons, and the issuance of Class B Shares to member-patrons and such persons or entities who from time to time may be accepted as new member-patrons (see "OFFERING OF CLASS A SHARES AND CLASS B SHARES").

  Certified Grocers of California, Ltd. ("Certified" or the "Company") does business primarily on a cooperative basis with its member-patrons and with certain other patrons and distributes its net earnings on such cooperative business as patronage dividends to such patrons based in amount on the volume of such business transacted with them. The Class A Shares offered hereby are offered only to such persons or entities who from time to time may be accepted as new member-patrons of Certified. The Class B Shares offered hereby are offered only to member-patrons and such new member-patrons of Certified. One hundred Class A Shares will be issued to each such new member-patron. Class B Shares will be issued to member-patrons and such new member-patrons as a portion of patronage dividends paid to such members, except that in certain instances Class B Shares will be paid for by debiting the member's cash deposit account.

  This prospectus is accompanied by a copy of the Company's latest Form 10-K and latest Form 10-Q as filed with the Securities and Exchange Commission.

  Both Class A Shares and Class B Shares are subject to repurchase or redemption by Certified on termination of a patron's status as a member-patron and under certain other circumstances. Such repurchase or redemption is subject to legal limitations, limitations of Certified's redemption policy and certain limitations under Certified's credit agreements. Except for transfer to Certified, the shares may not be transferred without the consent of Certified, which will normally be withheld. There is no market for Certified's shares.

                              ------------------

     CAREFUL CONSIDERATION SHOULD BE GIVEN TO THE MATTERS DISCUSSED UNDER
            "RISK FACTORS," BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                              ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------
                                                       UNDERWRITING
                                       PRICE TO        DISCOUNTS AND      PROCEEDS TO
                                        PUBLIC          COMMISSIONS        ISSUER(1)
-------------------------------------------------------------------------------------
23,800 Class A Shares...........     book value(2)         none            $  (2)(3)
-------------------------------------------------------------------------------------
126,550 Class B Shares..........     book value(4)         none                (4)
-------------------------------------------------------------------------------------

(1) As of the date of registration, the expense of issuance and distribution of the shares registered was estimated to be $52,608.

(2) During the fiscal year ending August 29, 1998, the offering price per Class A Share will be $175.22. Thereafter, the offering price per share will be equal to the book value per share of Certified's outstanding shares as of the end of the fiscal year prior to issuance. The cash proceeds are estimated based on $175.22 per share.

(3) Based on the assumption that all shares will be sold. There is no assurance that all will be sold.

(4) The Class B Shares, valued at book value in the same manner as Class A Shares, will be issued as a part of patronage dividends, except that in certain instances Class B Shares will be paid for by debiting the member's cash deposit account. Since it is expected that there will be a reduction in member deposits, there is not expected to be any significant cash flow impact on Certified.

THIS OFFER IS NOT UNDERWRITTEN.

             THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1997

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Act of 1934, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can be inspected and copied at the public reference facilities maintained by the Commission and located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048.

                            ADDITIONAL INFORMATION

  As permitted by the rules and regulations of the Commission, this Prospectus omits certain information and exhibits contained in a Registration Statement on Form S-2 filed by the Company with the Commission. For further information, reference is made to the Registration Statement including the exhibits filed as a part thereof. Copies of the Registration Statement and exhibits may be obtained from the principal office of the Commission in Washington, D.C. upon payment of the fee prescribed by the rules and regulations of the Commission.

                          INCORPORATION BY REFERENCE

  The following documents filed with the Commission are incorporated by reference into this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended August 30, 1997, and (ii) all other reports filed pursuant to
Section 13(a) or 15(a) of the Exchange Act since the end of the fiscal year covered by the Annual Report.

                             SUMMARY OF PROSPECTUS

  The following is a brief summary of certain matters described in more detail elsewhere in this Prospectus. This summary is necessarily incomplete and selective, and it is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus. Attention is also directed to "RISK FACTORS."

                           CERTIFIED AND ITS BUSINESS

  Certified, a California corporation organized in 1922 and incorporated in 1925, is a wholesale grocery distributor which does business primarily on a cooperative basis with patrons who are shareholders of Certified and who are referred to as "member-patrons" or "members." It also does some business on a cooperative basis with patrons who are not shareholders and who are referred to as "associate patrons." (Member-patrons or members and associate patrons are collectively referred to herein as "patrons.")

                        BASIC FEATURES OF SHARE OFFERING

  The Class A Shares of Certified are offered to such persons or entities who from time to time may be accepted as new member-patrons of Certified. The Class B Shares of Certified are offered to member-patrons of Certified and such persons or entities who from time to time may be accepted as new member-patrons of Certified.

  ELIGIBILITY TO HOLD SHARES: Class A Shares of Certified may be owned only in connection with membership in Certified as a member-patron. Membership in Certified is limited to persons and entities meeting certain requirements. See "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- Eligibility to Hold Shares."

  NEW MEMBER-PATRONS REQUIRED TO PURCHASE ONE HUNDRED CLASS A SHARES: Such persons or entities who from time to time may be accepted as new member-patrons of Certified will be required to purchase, or subscribe for the purchase of, one hundred Class A Shares. The price per share during the fiscal year ending August 29, 1998 will be $175.22, which is the book value per share as of the close of the preceding fiscal year. Thereafter, the price per share will be equal to the book value of outstanding shares at the close of the fiscal year last ended prior to admission to membership. See "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- New Member-Patrons Required to Purchase One Hundred Class A Shares."

  ISSUANCE OF CLASS B SHARES TO MEMBER-PATRONS: Each member-patron of Certified is required to hold Class B Shares having combined Issuance Values (as defined below) in an amount equal to the lesser of (a) the amount of the member-patron's required deposit or (b) twice the member-patron's average weekly purchases ("Class B Share Requirement"). Member-patrons are generally required to maintain subordinated cash deposits with Certified. For purposes of this requirement, each Class B Share held by a member-patron is valued at the book value of Certified's outstanding shares as of the close of the fiscal year last ended prior to the issuance to the member-patron of such Class B Share ("Issuance Value"). In order to satisfy this requirement, a member-patron is required to hold Class B Shares having combined Issuance Values in an amount equal to the member-patron's Class B Share Requirement.

  Issuance of Class B Shares to member-patrons in order to comply with this requirement will be accomplished as follows:

    1. Member-patrons, and those persons or entities who from time to time may be accepted as new member-patrons of Certified, will be issued Class B Shares as a part of the patronage dividends paid to such member-patrons over a period of five consecutive fiscal years, beginning with the second fiscal year following admission as a member-patron, such that, following the patronage dividend paid for the fifth year, such member-patron would hold Class B Shares having combined Issuance Values equal to the member-patron's Class B Share Requirement.

    2. As an alternative to the issuance of Class B Shares in the manner described in paragraph 1 above, upon the request of any member-patron (which request may only be made in September of any year), Certified may, at its sole option, issue to such member-patron as a part of the next ensuing patronage dividend Class B Shares in an amount and having Issuance Values such that, following such issuance, the member-patron would hold Class B Shares having combined Issuance Values equal to the member-patron's Class B Share Requirement. Any such request made by a member-patron is not revocable without Certified's consent, which consent can be granted or withheld in Certified's sole discretion.

  In connection with the issuance of Class B Shares in the foregoing ways, it should be noted that Certified pays at least 20% of the patronage dividends in cash. In addition, with respect to the patronage dividends payable for a fiscal year, Certified's Board of Directors may authorize the retention of a portion of the patronage dividends payable and the issuance of interest-bearing subordinated patronage dividend certificates evidencing the indebtedness of Certified respecting the amounts retained. Issuance of Class B Shares as a portion of patronage dividends as described above will occur only to the extent of the member-patron's patronage dividend remaining after the cash payment and any retention which may be authorized by the Board of Directors. If following the issuance of Class B Shares as a part of the remaining patronage dividend for any given fiscal year, the member-patron would not hold Class B Shares having combined Issuance Values equal to the amount of Class B Shares required to be held by the member-patron following the patronage dividend for such fiscal year, then additional Class B Shares would be issued to the member-patron in a quantity sufficient to achieve the required amount. Issuance of these additional Class B Shares would be paid for by debiting the member-patron's cash deposit account in an amount equal to the Issuance Values of such additional Class B Shares, and the member-patron will be required to authorize Certified to so debit such account.

  Following the issuance of Class B Shares in the foregoing ways, it is proposed to continue issuing Class B Shares as a part of patronage dividends, and, to the extent necessary, to issue additional Class B Shares to be paid for by debiting the member-patron's cash deposit account, so as to establish and maintain each member-patron's holding of such shares in an amount having combined Issuance Values equal to the member-patron's Class B Share Requirement.

  The holding of Class B Shares having combined Issuance Values equal to the amount of the member-patron's Class B Share Requirement has been established by the Board of Directors as the amount of Class B Shares required to be held by each member-patron. The requirement regarding the holding of Class B Shares may be increased or otherwise changed at the discretion of the Board of Directors.

  No member-patron whose membership has terminated during a given fiscal year, or whose membership has terminated following the close of a given fiscal year and prior to the payment of patronage dividends for such fiscal year, would receive Class B Shares as a part of the patronage dividends paid for such fiscal year.

  Patrons are generally required to maintain cash deposits with Certified. Such deposits serve as security for the patron's contractual obligations to Certified and are based on the amount of the patron's purchases from certain divisions of Certified. A portion of these deposits is subordinated to certain indebtedness of Certified. Presently, as Class B Shares are issued, a credit is given against each member-patron's required deposit based upon the combined Issuance Values of such member's Class B Shares. To the extent a member-patron's deposit exceeds the required amount, Certified will return the excess upon request. Thus it will be possible for a member to withdraw cash from the deposit as Class B Shares are issued. See "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- Issuance of Class B Shares to Member-Patrons."

                         DESCRIPTION OF SHARES OFFERED

  The rights, preferences, privileges and restrictions of the Class A Shares and Class B Shares are the same, except as to voting and redemption. Neither class of shares may be transferred without the consent of Certified, which will normally be withheld. See "DESCRIPTION OF CAPITAL STOCK."

VOTING

  Holders of Class A Shares are entitled to vote such shares cumulatively for the election of 12 of the directors on the Board of Directors. Holders of the Class B Shares are entitled to vote such shares cumulatively for the election of 3 of the directors on the Board of Directors. The Class B Shares have no other voting rights, except as required by California law. See "DESCRIPTION OF CAPITAL STOCK -- Voting rights."

SHARE REDEMPTION

  Subject to the limitations of Certified's share redemption policy, to legal limitations and to limitations under certain credit agreements to which Certified is a party, Certified will redeem the Class A Shares and Class B Shares of a terminated member. In addition, and subject to the same limitations, Certified will upon request redeem those Class B Shares held by a member which are in excess of the amount required to be held by such member ("Excess Class B Shares"). Respecting legal limitations, the California Corporations Code prohibits the redemption of shares by a corporation where the corporation is, or would thereby be, likely to be unable to meet its liabilities as they mature. The code also prohibits the redemption of shares unless either the amount of retained earnings equals or exceeds the amount of the redemption or numerical ratios of certain assets to certain liabilities meet statutory standards. Under certain of Certified's credit agreements, redemptions of Class A Shares and Class B Shares are prohibited during the pendency of a breach or default under the credit agreements. See "DESCRIPTION OF CAPITAL STOCK -- Share Redemption."

  Under the redemption policy, Class A Shares eligible for redemption will be redeemed in the order in which memberships terminate, and will be redeemed prior to the redemption of any Class B Shares which have not yet been redeemed but are eligible for redemption. The aggregate amount of Class B Shares which Certified will be obligated to redeem in any fiscal year will be limited to 5% of the sum of (i) the number of Class B Shares outstanding as of the close of the preceding fiscal year and (ii) the number of Class B Shares issued as a part of the patronage dividend for such preceding fiscal year (the "five percent limit"). In any fiscal year, Certified will redeem, up to the five percent limit, Class B Shares which were eligible for redemption in a prior year, but which have not yet been redeemed, provided that if the five percent limit would preclude redemption of all such shares, then such shares will be redeemed pro rata. In the event that the five percent limit would permit the redemption of all such shares and would permit the redemption of other Class B Shares as well, then, subject to the five percent limit, Certified will redeem other Class B Shares eligible for redemption in the order in which memberships terminate or shares are tendered for redemption. The redemption policy provides that the Board of Directors may, in its discretion, redeem shares without regard to the five percent limit or other provisions of the redemption policy.

  The five percent limit contained in Certified's redemption policy permits the redemption of 19,300 Class B Shares in fiscal year 1998. At the date of this Prospectus, that number of Class B Shares will be redeemed in fiscal year 1998. Any further redemption of Class B Shares in excess of the five percent limit for fiscal year 1998 will be at the discretion of Certified's Board of Directors and subject to the limitations under the aforementioned credit agreements. See "DESCRIPTION OF CAPITAL STOCK -- Share Redemption."

  The redemption of shares may be accomplished by paying to the member or crediting to the member's account the redemption price. Such payment or credit will be made within 120 days after such shares have become eligible for redemption and are otherwise entitled to be redeemed in accordance with legal limitations and provisions of Certified's redemption policy. In no event will interest be payable on the redemption price for any delay in paying or crediting the redemption price.

  The redemption price for Class A Shares and Class B Shares on termination of membership will be an amount equal to the greater of the book value of such shares as of the close of the fiscal year last ended prior to the redemption, less all amounts that may be owing to Certified or any of its subsidiaries by the member, or one cent per share. For redemptions occurring during the fiscal year ending August 29, 1998 the book value per share is $175.22.

  The redemption price for Excess Class B Shares, other than on termination of membership, will be an amount equal to the book value of the shares as of the close of the fiscal year last ended prior to the redemption provided that the member is in good standing, is current in all obligations to Certified and its subsidiaries, and there exist no grounds for termination of membership; otherwise, the redemption price for such shares shall be the same as provided on the termination of membership. Certified shall have the right to deduct from such redemption price any amounts owing to Certified or any of its subsidiaries by the member.

  See "DESCRIPTION OF CAPITAL STOCK -- Share Redemption" and "Use of Book
Value."

                                USE OF PROCEEDS

  Proceeds will be used as working capital and to return a portion of members' deposits.

                                 RISK FACTORS

  Careful consideration should be given to the following factors concerning Certified and the securities offered in this Prospectus:

SHARES NOT TRANSFERABLE

  Except to Certified, neither the Class A Shares nor the Class B Shares are transferable without the consent of Certified, which will not normally be given. See "DESCRIPTION OF CAPITAL STOCK -- Non-Transferability."

NO MARKET FOR SHARES

  There is no market for Certified's shares.

SHARES HELD AS SECURITY

  All shares will be required to be pledged to Certified to secure the prohibition against their transfer, to secure Certified's redemption rights and as security for performance of obligations of the member to Certified or its subsidiaries. See "DESCRIPTION OF CAPITAL STOCK -- Shares Held as Security."

SHARE REDEMPTION -- LIMITATIONS

  On termination of membership, the member's Class A Shares and Class B Shares will be purchased by Certified only if such purchase is permitted by Certified's redemption policy and by legal requirements. There is no assurance that Certified's financial condition will always be such that it will be able to legally redeem shares tendered for redemption. Assuming that the redemptions were otherwise permitted by Certified's redemption policy, under current legal requirements (which include Certified's continuing ability to meet its liabilities as they mature) Certified would be permitted to redeem shares up to the amount of Certified's retained earnings immediately prior to the redemption. At August 30, 1997, Certified's retained earnings were $13,162,000, and on that date, under current legal requirements, Certified would have been permitted to redeem shares up to that dollar amount. Even if redemption is permitted by legal requirements, it is possible under Certified's redemption policy that a member's Class B Shares will not be fully, or even partially, redeemed in the year in which they are tendered for redemption. In each fiscal year, the redemption policy only requires Certified to redeem Class B Shares in an amount up to the "five percent limit" described in the redemption policy, and any redemption of Class B Shares in excess of the limit for such fiscal year is at the discretion of Certified's Board of Directors. In addition, under certain of Certified's credit agreements, redemptions of Class A Shares and Class B Shares are prohibited during the pendency of a breach or default under the credit agreements. As described in the share redemption policy, redemptions may be effected by payment to the member or credit to the member's account. See "DESCRIPTION OF CAPITAL STOCK -- Share Redemption."

  The five percent limit only requires Certified to redeem 19,300 Class B Shares in fiscal year 1998, and at the date of this Prospectus that number of shares will be redeemed. Thus, any further redemptions of Class B Shares during fiscal year 1998 will be at the discretion of Certified's Board of Directors and subject to the limitations under the aforementioned credit agreements. As of November 1, 1997, 47,934 Class B Shares were tendered and awaiting redemption in excess of the limit for fiscal year 1998. None of these shares is expected to be redeemed in fiscal year 1998. Further, the tender for redemption of this number of shares will cause the five percent limits for fiscal years 1999 through 2001 to be met, and when combined with additional future tenderings could cause the five percent limits in subsequent fiscal years to be met, thereby delaying redemptions in excess of such limits. The redemptions required for fiscal years 1998 through 2001 approximate $11.8 million based on the fiscal 1997 year end book value. The funds needed to redeem shares are expected to be provided from operations, patron deposits, new share issuances and borrowings under the Company's credit lines. See "DESCRIPTION OF CAPITAL STOCK -- Share Redemption -- Limitations on Share Redemption." Since shares will be issued and redeemed at a price based on book value as of the close of the fiscal year last ended, any decrease in book value between issuance and redemption would result in a loss to the member. See "DESCRIPTION OF CAPITAL STOCK -- Use of Book Value."

VOLUME LOSSES

  The Company experienced reductions in sales volume from fiscal 1991 levels totaling approximately $945 million between fiscal years 1992 and 1995. During this period, certain of Certified's large member-patrons either grew to the size where they elected to establish self-distribution programs or were acquired by chains that had existing self-distribution programs. Additionally, sales volume was lost as a result of the decision of certain large patrons to expand their own warehousing and distribution operations in fiscal 1994.

  The Company has been notified that its third and fourth largest customers, Nob Hill General Store, Inc. ("Nob Hill") and Hughes Markets, Inc. ("Hughes"), respectively, have entered into agreements to be acquired by entities that have existing self-distribution programs. These acquisitions are both expected to be completed in the first quarter of 1998. The Company's sales to Nob Hill and Hughes totaled approximately $150 million in fiscal 1997. The financial impact of these transactions on Certified is unknown at this time.

  There can be no assurance that future sales volume reductions will not occur, whether by merger or acquisition of patrons or election by patrons to switch to self-distribution or other supply sources. The Company's largest customer and ten largest customers accounted for approximately 5% and 31%, respectively, of net sales in fiscal 1997.

INCOME TAX LIABILITY INCIDENTAL TO PATRONAGE DIVIDENDS

  A patron will be required to report as gross income, for federal income tax purposes, the patronage dividends, if any, distributed by Certified to such patron. Class B Shares distributed to a member-patron as a part of a patronage dividend must be reported as income at their full stated dollar amount. Class B Shares distributed as a part of a patronage dividend are also subject to state income and corporation franchise taxes in California, and may be subject to such taxes in other states.

                 OFFERING OF CLASS A SHARES AND CLASS B SHARES

  The Class A Shares of Certified are offered hereby to such persons or entities who from time to time may be accepted as new member-patrons of Certified, and the Class B Shares of Certified are offered hereby to member-patrons of Certified and such persons or entities who from time to time may be accepted as new member-patrons of Certified. The sale of the shares offered hereby will be made by Certified through its regular employees who will not receive any additional remuneration in connection therewith. No sales will be made through brokers, and there are no underwriters.

ELIGIBILITY TO HOLD SHARES

  Class A Shares are issued to and may be held only by member-patrons of Certified. In order to qualify for and retain membership as a member-patron, a person or other entity (1) must patronize Certified in such amounts and manner, and otherwise comply with the Bylaws and with such rules, regulations and policies, as may be established from time to time by Certified; (2) must have and maintain acceptable financial standing; (3) must make application in such form as is prescribed; and (4) must be accepted as a member after approval by the Board of Directors. Membership does not obligate Certified to make any sale of merchandise or services or any extension of credit.

  Membership is not transferable either voluntarily or by operation of law. Membership may be terminated by written resignation of the member or by Certified on the member's failure to meet any requirement of membership, or on the member's failure to timely pay or otherwise meet any obligation to Certified or its subsidiaries or to comply with any requirement established by Certified for servicing of accounts, or on the member's death or incompetency, or except as permitted by the Bylaws on any attempted transfer of membership, or on an insolvency, bankruptcy, arrangement or reorganization proceeding by or against the member, or on the member's account or any Class A or Class B Shares held by the member being subjected to any process of law, or on any transfer or encumbrance or attempted transfer or encumbrance of any such account or share. Termination of membership does not relieve the patron of obligations incurred prior to termination.

  The Board of Directors may approve the issuance of Class B Shares to any person and for any purpose. However, the Board of Directors does not now intend to authorize, and this offering does not include, the issuance of Class B Shares except to member-patrons.

NEW MEMBER-PATRONS REQUIRED TO PURCHASE ONE HUNDRED CLASS A SHARES

  Each member-patron of Certified is required to hold one hundred Class A Shares. The Board of Directors is authorized to accept member-patrons without the issuance of Class A Shares when the Board of Directors determines that such action is justified by reason of the fact that the ownership of the patron is the same, or sufficiently the same, as that of another member-patron holding one hundred Class A Shares.

  Such persons or entities who from time to time may be accepted as new member-patrons of Certified will be required to purchase or subscribe for the purchase of one hundred Class A Shares. The price for such shares will be the book value per share of outstanding shares at the close of the fiscal year last ended. During the fiscal year ending August 29, 1998, the book value, and hence the price, per share will be deemed to be $175.22. Any subscription will require a minimum cash down payment of 10% of the purchase price with the balance payable in not more than 104 equal weekly installments together with an interest charge of 10% per annum. Certified at its option may, as a condition to accepting a member, require that in lieu of issuing Class A Shares, such member purchase said shares from a terminated member at the same price which would have been payable had the new member purchased said shares from Certified.

  No member may hold more than one hundred Class A Shares. It is possible, however, that a member may have an interest in another member, or that a person may have an interest in more than one member, and thus have an interest in more than one hundred Class A Shares. Such a situation might arise, for example, where a member-patron owns the stock of another member-patron.

ISSUANCE OF CLASS B SHARES TO MEMBER-PATRONS

  1. GENERAL. Following the close of the fiscal year, the net earnings of Certified from business done on a cooperative basis with member-patrons are distributed in the form of patronage dividends to such patrons based in amount on the volume of such business transacted with them. Certified's Bylaws provide that patronage dividends may be paid in money or in any other form which constitutes a written notice of allocation under Section 1388 of the Internal Revenue Code. Said section defines the term "written notice of allocation" to mean any capital stock, revolving fund certificate, retain certificate, certificate of indebtedness, letter of advice, or other written notice, which discloses to the recipient the stated dollar amount allocated to him by Certified and the portion thereof, if any, which constitutes a patronage dividend.

  As a portion of the patronage dividend paid to each member-patron, Certified issues Class B Shares. Each member-patron is required to hold Class B Shares having combined Issuance Values (as defined below) in an amount equal to the lesser of (a) the amount of the member-patron's required deposit or (b) twice the member-patron's average weekly purchases ("Class B Share Requirement"). The amount of a member-patron's average weekly purchases is determined by Certified and member-patrons are required to maintain cash deposits with Certified. Additionally, for purposes of this requirement, each Class B Share held by a member-patron is valued at the book value of Certified's outstanding shares as of the close of the fiscal year last ended prior to the issuance to the member-patron of such Class B Share ("Issuance Value"). Thus, for example, a Class B Share issued in fiscal year 1998 will have an Issuance Value equal to the book value of Certified's outstanding shares as of the close of fiscal year 1997, whereas a Class B Share issued in fiscal year 1997 will have an Issuance Value equal to the book value of Certified's outstanding shares as of the close of fiscal year 1996. In order to satisfy the requirement regarding the holding of Class B Shares, a member-patron is required to hold Class B Shares having combined Issuance Values in an amount equal to the member-patron's Class B Share Requirement.

  Issuance of Class B Shares to member-patrons in order to comply with this requirement will be accomplished as described below. In connection with the issuance of Class B Shares as described below, it should be noted that Certified pays at least 20% of the patronage dividends in cash. In addition, with respect to the patronage dividends payable for a fiscal year, Certified's Board of Directors may authorize the retention of a portion of the patronage dividends payable to patrons and the issuance of interest-bearing subordinated patronage dividend certificates evidencing the indebtedness of Certified respecting the amounts retained. Issuance of Class B Shares as a portion of patronage dividends as described below will occur only to the extent of the member-patron's patronage dividend remaining after the cash payment and any retention which may be authorized by the Board of Directors.

  2. MANNER OF ISSUANCE OF CLASS B SHARES. Member-patrons, and those persons or entities who from time to time may be accepted as new member-patrons of Certified, will be issued Class B Shares. In the manner described below, it is proposed that each such member-patron would be issued Class B Shares as a part of the patronage dividends (but after deducting the cash payment and any authorized retention) paid to such member-patron over a period of five consecutive fiscal years, beginning with the second fiscal year following admission as a member-patron, such that following the patronage dividend paid for the fifth year, such member-patron would hold Class B Shares having combined Issuance Values equal to the amount of the member-patron's Class B Share Requirement.

  It is intended to issue Class B Shares to such member-patrons as a portion of patronage dividends paid, beginning with the second fiscal year following admission as a member-patron, as follows:

    After payment of the cash portion of the patronage dividend and deduction of any authorized retention, Class B Shares would be issued in an amount not exceeding the member-patron's remaining patronage dividend for any one year so that, subject to the foregoing, after the first patronage dividend, the member-patron will hold Class B Shares having Issuance Values equal to 20% of the member-patron's Class B Share Requirement; after the second patronage dividend, the member-patron will hold Class B Shares having combined Issuance Values equal to 40% of the member-patron's Class B Share Requirement; after the third patronage dividend, the member-patron will hold Class B Shares having combined Issuance Values equal to 60% of the member-patron's Class B Share Requirement; after the fourth patronage dividend, the member-patron will hold Class B Shares having combined Issuance Values equal to 80% of the member-patron's Class B Share Requirement; and, after the fifth patronage dividend, the member-patron will hold Class B Shares having combined Issuance Values equal to the amount of the member-patron's Class B Share Requirement.

  If following the issuance of Class B Shares as a part of the patronage dividend for any given fiscal year, the member-patron would not hold Class B Shares having a combined Issuance Value equal to the amount of Class B Shares required to be held by the member-patron following the patronage dividend for such fiscal year, then additional Class B Shares would be issued to the member-patron in a quantity sufficient to achieve the required amount. Issuance of these additional Class B Shares would be paid for by debiting the member-patron's cash deposit account in an amount equal to the Issuance Values of such additional Class B Shares, and the member-patron will be required to authorize Certified to so debit such account.

  3. ALTERNATIVE MANNER OF ISSUANCE OF CLASS B SHARES. As an alternative to the issuance of Class B Shares in the manner described in paragraph 2 above, upon the request of any member-patron (which request may only be made in September of any year), Certified may, at its sole option, issue to such member-patron as a part of the next ensuing patronage dividend, and after payment of the cash portion of such patronage dividend and deduction of any authorized retention, Class B Shares in an amount and having Issuance Values not exceeding the member-patron's remaining patronage dividend such that, following such issuance, the member-patron would hold Class B Shares having combined Issuance Values equal to the member-patron's Class B Share Requirement. If following the issuance of Class B Shares in the foregoing manner, the member-patron would not hold Class B Shares having combined Issuance Values equal to the member-patron's Class B Share Requirement, then additional Class B Shares would be issued to the member-patron in a quantity sufficient to achieve this amount. Issuance of these additional Class B Shares would be paid for by debiting the member-patron's cash deposit account in an amount equal to the Issuance Values of such additional Class B Shares, and the member-patron, in making the above described request, will be required to authorize Certified to debit such account. Once made, the member-patron's request would not be revocable by the member-patron without Certified's consent, which consent can be granted or withheld in Certified's sole discretion.

  4. OTHER MATTERS RELATING TO ISSUANCE OF CLASS B SHARES. Following the issuance of Class B Shares in the foregoing ways, Certified proposes to continue thereafter to issue Class B Shares as a part of patronage dividends (but after deducting the cash payment and any authorized retention), and, to the extent necessary, to issue additional Class B Shares to be paid for by debiting the member-patron's cash deposit account, so as to establish and maintain each member-patron's holdings of such shares in an amount having combined Issuance Values equal to the member-patron's Class B Share Requirement.

  The holding of Class B Shares having combined Issuance Values equal to the amount of the member-patron's Class B Share Requirement has been established by the Board of Directors as the amount of Class B Shares required to be held by each member-patron. The Board of Directors in its discretion may increase this amount or may otherwise require that additional Class B Shares be held by each member-patron, and Certified may issue, at any time from time to time, additional Class B Shares as a part of patronage dividends. The requirement regarding the holding of Class B Shares as established by the Board of Directors is subject to change by the Board of Directors, which may, in its discretion, add to, increase, decrease, limit, eliminate or otherwise change such requirement.

  No member-patron whose membership has terminated during a given fiscal year, or whose membership has terminated following the close of a given fiscal year and prior to the payment of patronage dividends for such fiscal year, would receive Class B Shares as a part of patronage dividends paid for such fiscal year.

  Class B Shares held by a member-patron in excess of what has been established by the Board of Directors as the Class B Shares required to be held by each member-patron will be considered "Excess Class B Shares."

  Both Class A and Class B Shares are pledged to, and the certificates held by, Certified to secure the prohibition against transfer, to secure Certified's right to purchase or redeem such shares and to secure performance of the patron's obligations to Certified and its subsidiaries.

  Patrons are generally required to maintain cash deposits with Certified as security for the patron's contractual obligations to Certified and to its subsidiaries. That portion of the deposits which the patron is required to maintain is subordinated to certain indebtedness of Certified. Upon request by the patron, deposits in excess of the required amount are returned, provided the patron is not in default in its obligations to Certified or any of its subsidiaries. The entire deposit is returned upon termination of membership less any amounts owing Certified or any of its subsidiaries; provided that, in all cases, return of the required portion is governed by the subordination provisions to which it is subject and will be returned only as and to the extent permitted thereby. Inasmuch as the Class B Shares as well as the Class A Shares will be held as security for the performance of the member-patron's obligations, in calculating each member-patron's required deposit, credit is presently given based upon the combined Issuance Values of the Class B Shares held. Thus, it will be possible for a member-patron to withdraw cash from the deposit as Class B Shares are issued. Certified's policies regarding deposits, issuance of Class B Shares and credits against deposits as a result of issuance of Class B Shares are subject to change by the Board of Directors, which may, in its discretion, add to, increase, decrease, limit, eliminate or otherwise change such policies.

                         DESCRIPTION OF CAPITAL STOCK

  The capital structure of Certified consists of three classes of shares, Class A Shares, Class B Shares, and Class C Shares. The rights, preferences, privileges and restrictions of the Class A Shares and the Class B Shares are the same, except with respect to voting and redemption. The Class C Shares are held, one share each, by the directors of Certified.

DIVIDEND RIGHTS

  It is the policy of Certified not to pay cash dividends on its stock.

VOTING RIGHTS

  The holders of Class A Shares are entitled to elect 12 directors. The holders of Class B Shares are entitled to elect 3 directors, and otherwise have no voting rights except as may be required by California law. California law extends to non-voting shares the right to vote upon certain matters such as amendments to the Articles of Incorporation, which would affect the rights of non-voting shares and certain reorganizations in which other securities are to be issued in exchange for the non-voting shares. In addition, California law extends voting rights on certain matters, such as voluntary dissolution, to those shares having voting power which is defined as the power to vote for directors. The percentage of voting power of a class of shares is based on the percentage of the directors it may elect. Thus, in those situations involving such voting power, the Class A Shares would have 80% of the voting power, and the Class B Shares would have 20% of the voting power.

  In the election of directors, the Class A Shares may be voted cumulatively for the 12 directors to be elected by the Class A shareholders, that is, each holder of Class A Shares may give one candidate a number of votes equal to the number of directors to be elected by the holders of Class A Shares multiplied by the number of his Class A Shares or he may distribute such votes among as many candidates as he sees fit. Similarly, the Class B Shares may be voted cumulatively for the 3 directors to be elected by the holders of Class B Shares.

  Since the Class A shareholders are only entitled to elect 12 of the directors, a greater number of votes is required under cumulative voting in order to elect a single director than would be required in order to elect a single director if such shareholders were entitled to vote their shares cumulatively for the election of all of the directors. Likewise, since the Class B shareholders are only entitled to elect 3 of the directors, a greater number of votes is required under cumulative voting in order to elect a single director than would be required in order to elect a single director if such shareholders were entitled to vote their shares cumulatively for the election of all of the directors.

  A director must be either an employee of Certified, a member-patron, or a member of a partnership or an employee of a corporation which is a member-patron.

  Except as required by California law, the Class C Shares have no voting rights.

LIQUIDATION RIGHTS

  In the event of any liquidation or winding up of the affairs of Certified, whether voluntary or involuntary, the net assets of Certified would be distributed among the holders of Class A Shares and the holders of Class B Shares proportionately in accordance with their share holdings. The Class C Shares would share in liquidation only to the extent of $10 per share.

NON-TRANSFERABILITY

  Other than for transfer to Certified, neither the Class A Shares nor the Class B Shares may be transferred or assigned without the consent of Certified, which will normally be withheld, except where the transfer of the shares is in connection with the transfer of a member-patron's business to an existing or new member-patron for continuation of such business.

SHARES HELD AS SECURITY

  The certificates for Class A Shares and Class B Shares will not be delivered to members but will be pledged to and held by Certified to secure the prohibition against transfer, to secure Certified's right to repurchase or redeem such shares and to secure performance by the member of all obligations to Certified or any of its subsidiaries. The Secretary of Certified is authorized, and is given a power of attorney, on behalf of each member to surrender the shares for repurchase or redemption. Certificates for shares will bear a legend stating that Certified is entitled to offset against any payments which might otherwise be due for shares being repurchased or redeemed all amounts owed by the member to Certified or any of its subsidiaries.

SHARE REDEMPTION

  Both Class A Shares and Class B Shares are subject to repurchase or redemption by Certified. As used herein, unless the context otherwise requires, the terms "redeem" and "redemption" include repurchase. Certified will redeem the shares of outgoing members on termination of membership in accordance with and subject to limitations of the share redemption policy described below, which is set forth in the Bylaws, and subject to legal limitations and to certain limitations under Certified's credit agreements. Provided that the redemption price equals or exceeds $1,000, Certified will also upon request redeem the excess Class B Shares of a member who owns Class B Shares in excess of that which is required to be held by such member ("Excess Class B Shares"). Any such redemption of Excess Class B Shares will be governed by the same rules that govern the redemption of shares upon termination of membership. As described below in the share redemption policy, redemptions may be effected by payment to the member or credit to the member's account.

  The redemption price for Class A Shares and Class B Shares being redeemed on termination of membership shall be an amount which is equal to the greater of the book value of said shares as of the close of the fiscal year last ended prior to the redemption, less all amounts that may be owing by the member to Certified or any of its subsidiaries, or one cent per share. During the fiscal year ended August 28, 1998 the book value per share is $175.22.

  On the redemption of Excess Class B Shares, other than upon termination of membership, the redemption price for such shares shall be an amount which is equal to the book value of said shares as of the close of the fiscal year last ended prior to the redemption provided that the member is in good standing, is current in all obligations to Certified and its subsidiaries and there exist no grounds for termination of membership; otherwise the redemption price for such shares shall be the same as provided on the termination of membership. Such redemption may be effected by paying to the member or crediting to the member's account the redemption price, with Certified having the right to deduct any amounts owing to Certified or any of its subsidiaries.

  The redemption of shares is subject to the following:

    1. Corporate Law Requirements.

    Redemption is subject to the restrictions imposed by the Corporations Code of the State of California and to other applicable legal restrictions.
  Section 501 of the Corporations Code prohibits any distribution which would be likely to result in a corporation being unable to meet its liabilities as they mature. In addition, Section 500 of the Corporations Code prohibits any distribution to shareholders for the purchase or redemption of shares unless (a) the amount of retained earnings immediately prior thereto equals or exceeds the amount of the proposed distribution or (b) immediately after such distribution the assets of the corporation, with certain exceptions, are at least equal to one and one-quarter times its liabilities and its current assets are at least equal to its current liabilities or under some circumstances equal to one and one-quarter times its current liabilities. To the extent that retained earnings do not exceed the amount of any proposed distribution, Certified will have to satisfy the asset-liability ratio test in order to make a distribution in redemption of shares. As of August 30, 1997, Certified's retained earnings were $13,162,000. As of that date, Certified did not satisfy the asset-liability ratio test.

    2. Redemption Policy.

    Subject to the Board of Directors' determination that Certified is able to meet the foregoing legal requirements, shares will be redeemed in accordance with the following:

      (a) Class A Shares eligible for redemption by reason of termination of membership will be redeemed in the order in which memberships terminate, and will be redeemed prior to the redemption of any Class B Shares which have not yet been redeemed but are eligible for redemption either by reason of termination of membership or as Excess Class B Shares tendered for redemption. All determinations by Certified of the order in which memberships terminate or shares are tendered shall be conclusive.

      (b) The aggregate amount of Class B Shares which Certified will be obligated to redeem in any fiscal year will be limited to 5% of the sum of (i) the number of Class B Shares outstanding as of the close of the preceding fiscal year and (ii) the number of Class B Shares issued as a part of the patronage dividend for such preceding fiscal year (the "five percent limit").

      (c) In any fiscal year, Certified will redeem, up to the five percent limit, Class B Shares which were eligible for redemption in a prior year, either by reason of termination of membership in a prior year or which were Excess Class B Shares tendered for redemption in a prior year, but which have not yet been redeemed, provided that if the five percent limit would preclude redemption of all such shares, then such shares will be redeemed pro rata. In the event that the five percent limit would permit the redemption of all such shares and would permit the redemption of other Class B Shares as well, then, subject to the five percent limit, Certified will redeem other Class B Shares eligible for redemption by reason of termination of membership or which are Excess Class B Shares tendered for redemption, in the order in which memberships terminate or shares are tendered for redemption. All determinations by Certified of the order in which memberships terminate or shares are tendered shall be conclusive.

      (d) The redemption of shares may be accomplished by paying to the member or crediting to the member's account the redemption price. In making such payment or credit for the redemption of shares, Certified shall have the right to deduct any amounts owing by the member to Certified or any of its subsidiaries. Such payment or credit for the redemption of shares will be made within 120 days after such shares have become eligible for redemption, either by reason of termination of membership or tender in the case of Excess Class B Shares, and are otherwise entitled to be redeemed in accordance with legal limitations and as provided in paragraphs (a), (b) and (c) above. In no event will interest be payable on the redemption price for any delay in paying or crediting the redemption price.

      (e) Without regard to each year's five percent limit or any other provision of paragraphs (a), (b) or (c) above, Certified's Board of Directors will have the absolute discretion to redeem Class A or Class B Shares of any outgoing member or to redeem Excess Class B Shares, regardless of when the membership terminated or the Class B Shares were tendered. The Board of Directors will also have the right to elect to redeem Excess Class B Shares even though such redemption has not been requested.

      (f) The Board of Directors will have the absolute discretion, without regard to any provision of the redemption policy, to authorize Certified to agree with any shareholder to purchase Class B Shares held by such shareholder and to make such purchase and payment for such shares in such manner as may be agreed upon, subject only to corporate law requirements.

    3. Limitations on Share Redemption.

    As set out above, Certified's ability to make payment for the redemption of Class A and Class B Shares is subject to limitations imposed by the California Corporations Code. Under the Code, Certified would be prohibited from making payment for the redemption of such shares if at the time it was, or as a result of the payment would be, likely to be unable to meet its liabilities as they mature. Certified would also be prohibited from making such payment unless either retained earnings were sufficient to cover the payment or numerical ratios of certain assets to certain liabilities met statutory standards. Losses could so impact Certified's balance sheet and solvency that California law could prohibit Certified from making payment for the redemption of Class A and Class B Shares. In such event, the member could be precluded from liquidating his investment in Class A and Class B Shares for an indefinite period of time.

    As stated above, in any fiscal year Certified is not obligated to redeem Class B Shares in excess of the five percent limit. In any fiscal year, once Certified has redeemed Class B Shares up to the five percent limit, Certified has no further obligation to redeem Class B Shares in such fiscal year. Thus, even if legal requirements for such redemptions are met in a given fiscal year, it is possible, because of the five percent limit, that Certified will not redeem all Class B Shares tendered for redemption in such year. The aggregate number of Class B Shares which Certified is obligated to redeem in fiscal year 1998 by reason of the five percent limit is 19,300, and that number of Class B Shares will be redeemed. As of November 1, 1997, 47,934 Class B Shares were tendered for redemption in excess of the limit for fiscal year 1998 and are not expected to be redeemed in fiscal year 1998. Further, the tender for redemption of this number of shares will cause the five percent limits for fiscal years 1999 through 2001 to be met, and when combined with additional future tenderings could cause the five percent limits in subsequent fiscal years to be met, thereby delaying redemptions in excess of such limits. The redemptions required for fiscal years 1998 through 2001 approximate $11.8 million based on 1997 year end book values and estimated share issuances for those years. Cash flow to fund redemption of shares is provided from operations, patron deposits, Patronage Certificates, current shareholdings and borrowings under the Company's credit lines.

    Certified is a party to certain credit agreements under which redemptions of Class A and Class B Shares are prohibited during the pendency of a breach or default under the credit agreements. Accordingly, even if legal requirements for redemption of Class A and Class B Shares were met, and even if Certified's Board of Directors was prepared to exercise its discretion to permit redemptions of Class B Shares in excess of the five percent limit, no such redemptions would be permitted under these credit agreements were Certified to be in breach or default thereunder.

USE OF BOOK VALUE

  Shares will be issued at a price equal to the book value of shares outstanding as of the close of the fiscal year last ended. Shares will be redeemed for a redemption price based on the book value of outstanding shares as of the close of the fiscal year prior to such redemption.

  Book value per share means the excess of the assets over the liabilities of Certified as determined in accordance with generally accepted accounting principles as set forth on Certified's audited financial statements, divided by the total number of shares then outstanding. Book value reflects the historical cost of Certified's assets and of accumulated book depreciation. It does not necessarily reflect what the assets could be sold for or the dollar amount that would be required to replace them.

  If the book value per share increases between the time of issuance and redemption in a later year, the member would benefit from such appreciation. However, the member would suffer a loss if the book value had declined during such period. Book value could decline if Certified sustained net losses on a consolidated basis.

  Because the price at which the shares are issued and redeemed is adjusted only once each year, some dilution is probable in each transaction. If a new member purchases Class A Shares late in a particular fiscal year, the price paid for the shares will be based on the book value for the shares of up to twelve months earlier; this amount is likely to be more or less than the book value per share as of the purchase date. If the book value has increased, the new member's purchase will dilute the book value of the shares of existing members. Conversely, if the book value has decreased, the new member will suffer immediate dilution and the existing members will receive a benefit. Similarly, the shares of a member whose membership has terminated will be redeemed at a price based on their book value as of the end of the fiscal year last ended prior to the redemption date. If the book value had increased during the partial year ending with the redemption date, the terminated member would realize no benefit from that year's appreciation which would be realized by the remaining members. However, if the book value had decreased during the partial year ending with the redemption date, the redemption price for the shares would exceed the actual book value as of the date of redemption, and remaining members would incur the loss.

                                USE OF PROCEEDS

  Proceeds from the sale of Class A Shares to new member-patrons will be added to Certified's working capital. Such proceeds are not expected to be a significant source of working capital for Certified.

  Cash retained by Certified by virtue of the issuance of Class B Shares as part of patronage dividends paid to member-patrons will be used to provide for the return annually of such members' deposits in an amount equal to the Issuance Values of such shares. See "OFFERING OF CLASS A SHARES AND CLASS B SHARES --Issuance of Class B Shares to Member-Patrons -- Other Matters Relating to Issuance of Class B Shares."

                                    EXPERTS


  The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended August 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The related consolidated statement of earnings, shareholders' equity, and cash flow for the fiscal year ended September 2, 1995, included in this Prospectus, and included in the Annual Report on Form 10-K of the Company, incorporated by reference into this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR ANY OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Additional Information.....................................................   2
Incorporation by Reference.................................................   2
Summary of Prospectus......................................................   3
Risk Factors...............................................................   7
Offering of Class A Shares and Class B Shares..............................   8
 Eligibility to Hold Shares................................................   8
 New Member-Patrons Required to Purchase One Hundred Class A Shares........   9
 Issuance of Class B Shares to Member-Patrons..............................   9
Description of Capital Stock...............................................  11
 Dividend Rights...........................................................  12
 Voting Rights.............................................................  12
 Liquidation Rights........................................................  12
 Non-Transferability.......................................................  12
 Shares Held As Security...................................................  12
 Share Redemption..........................................................  13
 Use of Book Value.........................................................  15
Use of Proceeds............................................................  16
Experts....................................................................  16


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article V of the Company's Bylaws provides that the Company shall, to the maximum extent permitted by law, have the power to indemnify its directors, officers, employees and other agents. Section 317 of the California Corporations code provides that a corporation has the power to indemnify agents of the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation. The Company has entered into agreements in the form filed as Exhibit 10.22 with each of its directors and certain of its officers which provide to such directors and officers the maximum indemnification allowed under applicable law. In addition, the Company and its subsidiaries maintain a policy of directors' and officers' liability and company reimbursement insurance.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

    EXHIBITS:
    Exhibit    23.2   Consent of Deloitte & Touche LLP.
    Exhibit    23.3   Consent of Coopers & Lybrand L.L.P.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on December 30, 1997.

                                          CERTIFIED GROCERS OF CALIFORNIA,
                                           LTD.


                                          By /s/ Alfred A. Plamann
                                            ___________________________________
                                                    Alfred A. Plamann
                                              President and Chief Executive
                                                         Officer

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                  TITLE                            DATE
                  ---------                  -----                            ----
            /s/ Alfred A. Plamann            President and Chief        December 30, 1997
 ___________________________________________ Executive Officer
              Alfred A. Plamann


             /s/ Daniel T. Bane              Senior Vice President --   December 30, 1997
 ___________________________________________ Finance and
               Daniel T. Bane                Administration
                                             and Chief Financial
                                             Officer


           /s/ Randall G. Scoville           Corporate Controller       December 30, 1997
 ___________________________________________
             Randall G. Scoville


              /s/ Louis A. Amen              Director                   December 30, 1997
 ___________________________________________
                Louis A. Amen
           (Chairman of the Board)


             /s/ John Berberian              Director                   December 30, 1997
 ___________________________________________
               John Berberian


            /s/ Michael Bonfante             Director                   December 30, 1997
 ___________________________________________
              Michael Bonfante


            /s/ Harley J. Delano             Director                   December 30, 1997
 ___________________________________________
              Harley J. Delano


             /s/ John T. Fujieki             Director                   December 30, 1997
 ___________________________________________
               John T. Fujieki

                  SIGNATURE                  TITLE            DATE
                  ---------                  -----            ----
             /s/ Roger K. Hughes             Director   December 30, 1997
 ___________________________________________
               Roger K. Hughes


            /s/ Darioush Khaledi             Director   December 30, 1997
 ___________________________________________
              Darioush Khaledi


                /s/ Mark Kidd                Director   December 30, 1997
 ___________________________________________
                  Mark Kidd


       /s/ Willard R. "Bill" MacAloney       Director   December 30, 1997
 ___________________________________________
         Willard R. "Bill" MacAloney


              /s/ Jay McCormack              Director   December 30, 1997
 ___________________________________________
                Jay McCormack


             /s/ Morrie Notrica              Director   December 30, 1997
 ___________________________________________
               Morrie Notrica


          /s/ Michael A. Provenzano          Director   December 30, 1997
 ___________________________________________
            Michael A. Provenzano


            /s/ Gail Gerard Rice             Director   December 30, 1997
 ___________________________________________
              Gail Gerard Rice


             /s/ James R. Stump              Director   December 30, 1997
 ___________________________________________
               James R. Stump


              /s/ Kenneth Young              Director   December 30, 1997
 ___________________________________________
                Kenneth Young

                        INDEX TO EXHIBITS AND SCHEDULES

 EXHIBITS:
 Exhibit 23.2  Consent of Deloitte & Touche LLP
 Exhibit 23.3  Consent of Coopers & Lybrand L.L.P.